UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 10, 2020

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Saginaw Drive

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

1035 O’Brien Drive

Menlo Park, CA 94025

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition.

On February 10, 2020, Adverum Biotechnologies, Inc. announced that its preliminary estimate of its total cash, cash equivalents and short-term investments as of December 31, 2019 were approximately $166.0 million.

This preliminary estimate is subject to the completion of Adverum’s financial closing procedures and any adjustments that may result from the completion of the audit of Adverum’s financial statements. As a result, this preliminary estimate may differ from the actual results that will be reflected in Adverum’s audited financial statements when they are completed and publicly disclosed. This preliminary estimate may change and the change may be material.

Item 8.01	Other Events.

On February 11, 2020, Adverum Biotechnologies, Inc. entered into an underwriting agreement with Goldman Sachs & Co. LLC, Cowen and Company, LLC, and SVB Leerink LLC, as representatives of the underwriters, relating to the offering, issuance and sale of 9,500,000 shares of Adverum’s common stock at the public offering price of $13.75 per share. Pursuant to the underwriting agreement, the underwriters have agreed to purchase the shares of common stock from Adverum at a price of $12.925 per share, which will result in approximately $122.4 million of net proceeds to Adverum after deducting estimated offering expenses. The offering is expected to close on or about February 14, 2020, subject to customary closing conditions. The underwriters have a 30-day option to purchase up to an additional 1,425,000 shares of common stock. All of the shares in the offering are being sold by Adverum.

The offering is being made pursuant to Adverum’s effective shelf registration statement on Form S-3 (Registration No. 333-233134) previously filed with the Securities and Exchange Commission, and a final prospectus supplement thereunder dated February 11, 2020. A preliminary prospectus relating to the offering was filed with the Securities and Exchange Commission on February 10, 2020.

The underwriting agreement contains customary representations, warranties and agreements by Adverum, customary conditions to closing, indemnification obligations of Adverum and the underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of the underwriting agreement and as of specific dates, were solely for the benefit of the parties to the underwriting agreement and may be subject to limitations agreed upon by the contracting parties.

The underwriting agreement is filed as Exhibit 1.1 hereto. The foregoing description of the terms of the underwriting agreement is qualified in its entirety by reference to Exhibit 1.1. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 11, 2020

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adverum Biotechnologies, Inc.

Date: February 12, 2020	By:	/s/ Leone Patterson
Leone Patterson, Chief Executive Officer